Exhibit 99.1
Conn's, Inc. Reports Third Quarter Fiscal 2017 Financial Results;
Recent Underwriting Refinements Benefiting Underlying Credit Performance;
Texas Direct Loan Program Implemented Ahead of Schedule;
Further Reduction to Cost of Funds through Successful ABS Transaction;
Retail Gross Margin Strengthened 40 Basis Points Sequentially to 37.5%
THE WOODLANDS, Texas, December 6, 2016 – Conn's, Inc. (NASDAQ:CONN), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the third quarter ended October 31, 2016.
"Our credit operation is already benefiting from the fiscal 2017 underwriting refinements. Initial indications are encouraging as Conn's experienced meaningful reductions in early stage delinquency and first pay defaults during the fiscal 2017 third quarter. In addition, we successfully implemented our Texas direct loan program ahead of schedule - it was fully operational across all 55 Texas locations by the end of October. As a result of the rollout, all of November's Texas originations were under the direct loan program, which improved the APR on new originations to over 27%, an increase in excess of 500 basis points compared to September. We expect the direct loan program, planned changes in other states, and changes to no-interest programs will increase Conn's overall yield by 600 to 900 basis points on new originations by the end of fiscal 2018," commented Norm Miller, Conn's Chairman, Chief Executive Officer and President.
"The recent enhancements to our underwriting model affected the third quarter's same store sales by approximately 1,000 basis points and were the primary drivers of the 10.1% reduction in same store sales. Adjusted for recent underwriting enhancements, same store sales would have been a decrease of 0.1%, buoyed by favorable trends across many categories including furniture and mattress, appliances, and consumer electronics. While the near-term reduction to retail sales was anticipated, we believe the long-term benefits of improving credit quality and performance will meaningfully increase Conn's future overall profitability. Slower portfolio growth, combined with the decision to shift long-term no-interest programs to Synchrony, impacted the 60-day delinquency rate for the quarter. The 60-day delinquency rate at the end of the fiscal 2017 third quarter adjusted for these items was 10.9% of the total outstanding loan balance, compared to 10.8% for the same period last fiscal year.
"The provision for bad debt for the fiscal 2017 third quarter benefited from improving portfolio performance, declining 11.4% from the same period last year, which represents the first year-over-year provision reduction in the past four quarters. Seasonality and a cohort of late-stage delinquency from originations prior to our underwriting changes are likely to impact credit results in the fourth quarter. The performance of new originations is encouraging as our turnaround initiatives take hold and are expected to benefit next year's credit results.
"In October, we closed our third ABS transaction since September 2015 and sold the 2016-A Class C Notes at a premium. With each successful transaction, Conn's has continually reduced its cost of funds in the ABS market. We expect further reductions to our borrowing costs as investors gain experience with the company's receivables and our credit performance continues improving.
"Conn's retail operation continues to perform well despite the significant impact underwriting refinements have had on sales. During the fiscal 2017 third quarter, retail gross margins improved 40 basis points from both fiscal 2017 second quarter and fiscal 2016 third quarter levels. The increase in retail gross margins is a result of improving product assortment, and warehousing and delivery efficiencies. For November, same store sales were down approximately 8%, primarily as a result of the recent underwriting refinements. The implementation of Conn's direct loan program in Texas has not meaningfully impacted retail sales, while it has started increasing yield.
"We remain focused on improving the performance of our credit operation and returning Conn's to profitability, while ensuring our retail business is well-positioned to compete in an evolving and competitive retail environment. It will take time for these turn-around initiatives to impact the company's financial results, but I remain confident we are headed in the right direction," concluded Mr. Miller.

Third Quarter Results
Net loss for the quarter was $3.8 million, or $0.12 loss per diluted share, compared to a net loss for the prior-year quarter of $2.4 million, or $0.07 loss per diluted share. On a non-GAAP basis, adjusted net loss for the quarter was $2.5 million, or $0.08 adjusted loss per diluted share, which excludes charges and credits. This compares to adjusted net earnings for the prior-year quarter of $0.6 million, or $0.02 adjusted earnings per diluted share, which excludes charges and credits and loss on extinguishment of debt.
Retail Segment Third Quarter Results (on a year-over-year basis unless otherwise noted)
Total retail revenues were $308.4 million for the third quarter of fiscal 2017, a decrease of $14.7 million, or 4.5%, primarily a result of the decline in same store sales partially offset by new store openings. Sales were negatively impacted by underwriting changes made in the fourth quarter of fiscal 2016 and during fiscal 2017. For the third quarter of fiscal 2017, retail segment operating income was $33.9 million, and adjusted retail segment operating income was $35.9 million after excluding net charges of $2.0 million primarily associated with impairments from disposals, legal and professional fees related to our securities-related litigation, charges for severance and transition costs due to changes in the executive management team.
The following table presents net sales and changes in net sales by category:

	Three Months Ended October 31,					%	Same store
(dollars in thousands)	2016	% of Total	2015	% of Total	Change	Change	% change
Furniture and mattress	$98,898	32.1%	$105,735	32.7%	$(6,837)	(6.5)%	(13.5)%
Home appliance	85,785	27.8	$86,434	26.8	$(649)	(0.8)	(6.5)
Consumer electronics	65,670	21.3	70,263	21.8	(4,593)	(6.5)	(9.9)
Home office	22,747	7.5	26,108	8.1	(3,361)	(12.9)	(15.5)
Other	4,956	1.6	4,582	1.4	374	8.2	(3.9)
Product sales	278,056	90.3	293,122	90.8	(15,066)	(5.1)	(10.6)
Repair service agreement commissions	26,354	8.5	26,038	8.1	316	1.2	(6.2)
Service revenues	3,623	1.2	3,474	1.1	149	4.3
Total net sales	308,033	100.0%	322,634	100.0%	(14,601)	(4.5)	(10.1)%
Other revenues	337		416		(79)
Total revenues	$308,370		$323,050		$(14,680)	(4.5)%
The following provides a summary of items impacting the performance of our product categories during the third quarter of fiscal 2017 compared to the prior-year period:

•	Furniture unit volume decreased 13.7%, partially offset by a 6.8% increase in average selling price;

•	Mattress unit volume decreased 7.3%, partially offset by a 4.8% increase in average selling price;

•
Home appliance average selling price decreased 6.0%, partially offset by a 5.6% increase in unit volume. Total sales for laundry increased 3.2%, cooking decreased 7.0%, and refrigeration decreased 2.0%;

•
Consumer electronic unit volume decreased 11.8%, partially offset by a 6.9% increase in average selling price. Television sales decreased 5.7% as unit volume decreased 11.6%, partially offset by a 6.7% increase in average selling price; and

•	Home office unit volume decreased 12.2% and average selling price decreased 1.0%.
Credit Segment Third Quarter Results (on a year-over-year basis unless otherwise noted)
Credit revenues decreased 5.2% to $68.4 million. The decrease in credit revenue was the result of lower credit insurance commissions due to higher claim volumes in Louisiana after the floods and lower average rates in new states, as well as the yield rate of 15.0%, 80 basis points lower than a year ago, partially offset by growth in the average balance of the customer receivable portfolio of 3.9%. The total customer portfolio balance was $1.5 billion at October 31, 2016, rising 2.2%, or $32.5 million, from October 31, 2015.
Provision for bad debts for the third quarter of fiscal 2017 was $51.3 million, a decrease of $6.8 million from the same prior-year period. This decrease was primarily a result of a smaller growth in the allowance for bad debt due to slower portfolio growth and underwriting changes made in the fourth quarter of fiscal 2016 and during fiscal 2017, partially offset by higher net-charge offs.
Additional information on the credit portfolio and its performance may be found in the Customer Receivable Portfolio Statistics table included within this press release and in the Company's Form 10-Q for the quarter ended October 31, 2016, to be filed with the Securities and Exchange Commission.

Store Update
During the third quarter, the Company opened one new Conn's HomePlus® store in North Carolina, bringing the total store count to 113. During fiscal year 2017, we have opened ten new stores with no additional openings planned for the remainder of the year. For fiscal 2018, the Company has committed to opening only three new locations.
Liquidity and Capital Resources
As of October 31, 2016, the Company had $146.0 million of immediately available borrowing capacity under its $810 million revolving credit facility, with an additional $658.7 million that could become available upon increases in eligible inventory and customer receivable balances under the borrowing base. The Company also had $59.1 million of unrestricted cash available for use.
Outlook and Guidance
The following are the Company's expectations for the business for the fourth quarter of fiscal 2017:

•	Change in same store sales down approximately 10.0%;

•	Retail gross margin between 37.0% and 37.5% of total net sales;

•	Selling, general and administrative expenses between 27.75% and 28.75% of total revenues;

•	Provision for bad debts between 16.75% and 17.75% of the average total customer portfolio balance (annualized);

•	Credit segment finance charges and other revenues between 18.75% and 19.25% of the average total customer portfolio balance (annualized); and

•	Interest expense between $25.5 million and $26.5 million.
Conference Call Information
The Company will host a conference call on December 6, 2016 at 10 a.m. CT / 11 a.m. ET to discuss its third quarter fiscal 2017 financial results. Participants can join the call by dialing 877-754-5302 or 678-894-3020. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and third quarter fiscal 2017 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through December 13, 2016 by dialing 855-859-2056 or 404-537-3406 and Conference ID: 24021929.
About Conn's, Inc.
Conn's is a specialty retailer currently operating over 110 retail locations in Alabama, Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company's primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, Ultra HD, and internet-ready televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn's offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company's future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company's ability to achieve the results either expressed or implied by the Company's forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company's ability to execute periodic securitizations of future originated customer loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company's credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company's planned opening of new stores; technological and market developments and sales trends for the Company's major product offerings; the Company's ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company's ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company's revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the repurchase program; and the other risks detailed in the Company's most recent reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
Revenues:
Total net sales	$308,033	$322,634	$958,574	$946,059
Finance charges and other revenues	68,740	72,599	205,469	210,300
Total revenues	376,773	395,233	1,164,043	1,156,359
Costs and expenses:
Cost of goods sold	192,374	202,901	605,709	592,495
Selling, general and administrative expenses	114,457	113,668	347,550	314,175
Provision for bad debts	51,564	58,208	169,978	157,397
Charges and credits	1,987	2,540	5,408	4,172
Total costs and expenses	360,382	377,317	1,128,645	1,068,239
Operating income	16,391	17,916	35,398	88,120
Interest expense	23,470	19,702	73,504	39,185
Loss on extinguishment of debt	—	1,367	—	1,367
Income (loss) before income taxes	(7,079)	(3,153)	(38,106)	47,568
Provision (benefit) for income taxes	(3,264)	(732)	(12,618)	17,774
Net income (loss)	$(3,815)	$(2,421)	$(25,488)	$29,794
Earnings (loss) per share:
Basic	$(0.12)	$(0.07)	$(0.83)	$0.82
Diluted	$(0.12)	$(0.07)	$(0.83)	$0.81
Weighted average common shares outstanding:
Basic	30,816	35,704	30,737	36,175
Diluted	30,816	35,704	30,737	36,694

CONN'S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
Revenues:
Product sales	$278,056	$293,122	$864,269	$858,487
Repair service agreement commissions	26,354	26,038	82,849	77,590
Service revenues	3,623	3,474	11,456	9,982
Total net sales	308,033	322,634	958,574	946,059
Other revenues	337	416	1,268	1,224
Total revenues	308,370	323,050	959,842	947,283
Costs and expenses:
Cost of goods sold	192,374	202,901	605,709	592,495
Selling, general and administrative expenses	79,777	81,484	244,598	226,394
Provision for bad debts	286	120	811	513
Charges and credits	1,987	2,540	5,408	4,172
Total costs and expenses	274,424	287,045	856,526	823,574
Operating income	$33,946	$36,005	$103,316	$123,709
Retail gross margin	37.5%	37.1%	36.8%	37.4%
Selling, general and administrative expense as percent of revenues	25.9%	25.2%	25.5%	23.9%
Operating margin	11.0%	11.1%	10.8%	13.1%
Store count:
Beginning of period	112	95	103	90
Opened	1	6	10	13
Closed	—	—	—	(2)
End of period	113	101	113	101

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
Revenues -
Finance charges and other revenues	$68,403	$72,183	$204,201	$209,076
Costs and expenses:
Selling, general and administrative expenses	34,680	32,184	102,952	87,781
Provision for bad debts	51,278	58,088	169,167	156,884
Total costs and expenses	85,958	90,272	272,119	244,665
Operating loss	(17,555)	(18,089)	(67,918)	(35,589)
Interest expense	23,470	19,702	73,504	39,185
Loss on extinguishment of debt	—	1,367	—	1,367
Loss before income taxes	$(41,025)	$(39,158)	$(141,422)	$(76,141)
Selling, general and administrative expense as percent of revenues	50.7%	44.6%	50.4%	42.0%
Selling, general and administrative expense as percent of average total customer portfolio balance (annualized)	9.0%	8.7%	8.9%	8.2%
Operating margin	(25.7)%	(25.1)%	(33.3)%	(17.0)%

CONN'S, INC. AND SUBSIDIARIES
CUSTOMER RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	As of October 31,
	2016	2015
Weighted average credit score of outstanding balances	591	594
Average outstanding customer balance	$2,354	$2,370
Balances 60+ days past due as a percentage of total customer portfolio balance	11.0%	10.2%
Re-aged balance as a percentage of total customer portfolio balance	16.0%	14.0%
Account balances re-aged more than six months (in thousands)	$73,385	$58,502
Allowance for bad debts as a percentage of total customer portfolio balance	13.3%	12.0%
Percent of total customer portfolio balance represented by no-interest option receivables	28.3%	36.2%

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
Total applications processed	326,131	306,749	975,363	911,346
Weighted average origination credit score of sales financed	610	613	610	615
Percent of total applications approved and utilized	32.7%	42.2%	35.1%	43.8%
Average down payment	3.1%	3.1%	3.4%	3.5%
Average income of credit customer at origination	$42,200	$40,900	$41,400	$40,600
Percent of retail sales paid for by:
In-house financing, including down payment received	72.3%	79.9%	69.8%	82.6%
Third-party financing	16.4%	9.8%	15.4%	6.6%
Third-party rent-to-own options	5.2%	4.1%	5.1%	4.4%
	93.9%	93.8%	90.3%	93.6%

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	October 31, 2016	January 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$59,065	$12,254
Restricted cash	130,979	64,151
Customer accounts receivable, net of allowances	688,011	743,931
Other accounts receivable	73,206	95,404
Inventories	204,537	201,969
Income taxes recoverable	9,930	10,774
Prepaid expenses and other current assets	13,810	20,092
Total current assets	1,179,538	1,148,575
Long-term portion of customer accounts receivable, net of allowances	619,159	631,645
Long-term restricted cash	35,497	14,425
Property and equipment, net	171,753	151,483
Deferred income taxes	66,910	70,219
Other assets	7,777	8,953
Total assets	$2,080,634	$2,025,300
Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of capital lease obligations	$752	$799
Accounts payable	116,469	86,797
Accrued expenses	52,068	39,374
Other current liabilities	23,795	19,155
Total current liabilities	193,084	146,125
Deferred rent	89,294	74,559
Long-term debt and capital lease obligations	1,259,009	1,248,879
Other long-term liabilities	22,554	17,456
Total liabilities	1,563,941	1,487,019
Stockholders' equity	516,693	538,281
Total liabilities and stockholders' equity	$2,080,634	$2,025,300

CONN'S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share data)

RETAIL SEGMENT OPERATING INCOME, AS ADJUSTED

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
Retail segment operating income, as reported	$33,946	$36,005	$103,316	$123,709
Adjustments:
Store and facility closure costs	954	212	954	637
Impairments from disposals	595	—	1,980	—
Legal and professional fees related to the exploration of strategic alternatives and securities-related litigation	158	999	747	2,206
Employee severance	280	—	1,493	—
Executive management transition costs	—	1,329	234	1,329
Retail segment operating income, as adjusted	$35,933	$38,545	$108,724	$127,881
Retail segment total revenues	$308,370	$323,050	$959,842	$947,283
Retail segment operating margin:
As reported	11.0%	11.1%	10.8%	13.1%
As adjusted	11.7%	11.9%	11.3%	13.5%

NET INCOME (LOSS), AS ADJUSTED, AND DILUTED EARNINGS (LOSS) PER SHARE AS ADJUSTED

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
Net income (loss), as reported	$(3,815)	$(2,421)	$(25,488)	$29,794
Adjustments:
Changes in estimates	—	—	13,168	—
Store and facility closure costs	954	212	954	637
Impairments from disposals	595	—	1,980	—
Legal and professional fees related to the exploration of strategic alternatives and securities-related litigation	158	999	747	2,206
Employee severance	280	—	1,493	—
Executive management transition costs	—	1,329	234	1,329
Loss on extinguishment of debt	—	1,367	—	1,367
Tax impact of adjustments	(719)	(906)	(6,159)	(2,072)
Net income (loss), as adjusted	$(2,547)	$580	$(13,071)	$33,261
Weighted average common shares outstanding - Diluted	30,816	35,704	30,737	36,694
Earnings (loss) per share:
As reported	$(0.12)	$(0.07)	$(0.83)	$0.81
As adjusted	$(0.08)	$0.02	$(0.43)	$0.91
Basis for presentation of non-GAAP disclosures:
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we also provide retail segment adjusted operating income, retail adjusted operating margin, adjusted net income (loss), and adjusted earnings (loss) per diluted share. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for additional transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results.